Exhibit 99.1

Index Oil and Gas Inc. Appointment of Executive Vice President, Exploration and Production

Houston, Texas, 1 September 2006; Index Oil and Gas, Inc. (“Index”, “the Company”) (OTCBB: IXOG), today announced that John G Williams has joined Index as Executive Vice President, Exploration and Production, based in Index’s offices in Houston, Texas.

John’s appointment adds a wealth of knowledge and experience to the Company’s skill base, particularly regarding the Company’s planned expansion of exploration activities.

John has thirty one years of global oil and gas exploration and business development in various technical and managerial roles with Exxon, Conoco and ConocoPhillips. Latterly John held positions including Manager of Exploration Geoscience and Global Chief Geophysicist at ConocoPhillips and General Manager of Exploration (Aberdeen) at Conoco.

He has worked basins in over twenty-five countries and conducted business in more than ten countries, having managed successful exploration programs in Alaska, the United Kingdom, Indonesia and Venezuela.

John is a member of the American Association of Petroleum Geologists, the Society of Exploration Geophysicists and the Society of Petroleum Engineers. He is certified by the Texas Board of Professional Geoscientists and the American Association of Petroleum Geologists.

Lyndon West, Chief Executive of Index, said; “The recruitment of an executive exploration geologist of John Williams’s pedigree to the board in a very competitive environment demonstrates recognition of the potential for Index. I expect that John’s experience of portfolio management, the development of unproven plays and reservoir characterization will add considerable value to our activities.”

About Index

Index is a gas biased oil and gas exploration and production company, with activities in Kansas, Texas, Alabama and Louisiana. It has offices in Houston, Texas and Bath, England. Index is focused on efficiently building a broad portfolio of producing properties with what it believes to be significant upside potential and intends to grow its existing asset base and revenues through further investment in the U.S. The company seeks to develop its activities in areas containing prolific petroleum systems set in stable political and economic environments.

To find out more about Index Oil and Gas (OTCBB: IXOG), visit our website at www.indexoil.com.

Contact:
Index Oil and Gas Inc., Houston, Texas
Lyndon West
Tel: +1 713 715 9275

Forward-Looking Statements

The statements in the press release that relate to the company's expectations with regard to the future impact the company's results from acquisitions or actions in development are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements in this document may also contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.Since the information may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results.